Exhibit 10.1

AMENDMENT NO. 1 TO THE LICENSE AND COLLABORATION AGREEMENT

THIS AMENDMENT NO. 1 TO THE LICENSE AND COLLABORATION AGREEMENT (this “Amendment No. 1”), effective March 20, 2024 (the “Amendment No. 1 Effective Date”), is entered into by and between Voronoi Inc., a limited corporation duly established under the Republic of Korea’s commercial code, having offices at S. 18th F, Songdogwahak-ro 32[IT Center], Yeonsu-gu, Incheon, Korea (“Voronoi”) and ORIC Pharmaceuticals, Inc., a Delaware corporation having business offices at 240 East Grand Ave., 2nd Floor, South San Francisco, CA 94080 (“ORIC”). Voronoi and ORIC are each referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

WHEREAS, Voronoi and ORIC entered into a License and Collaboration Agreement dated October 19, 2020 (hereinafter referred to as the “Agreement”) under which the Parties desired to collaborate on the development of EGFR/HER2 exon 20 inhibitors.

WHEREAS, Voronoi and ORIC now wish to amend certain terms of the Agreement to permit ORIC to conduct Clinical Studies at certain mutually-agreed sites in the Voronoi Territory.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Parties, intending to be legally bound, agree as follows:

1.
The words and phrases defined in the Agreement shall have the same meanings when used in this Amendment No. 1, unless amended as set out herein.
2.
Section 2.4(a) of the Agreement is hereby amended and restated as follows:

“To the extent permitted under applicable law and except as otherwise permitted under this Agreement, ORIC agrees that neither it, nor any of its Affiliates or Sublicensees, will sell or provide Licensed Compounds or Licensed Products to any Third Party, if ORIC or its relevant Affiliate knows, or has reason to know, that such Licensed Compounds or Licensed Products sold or provided to such Third Party may be sold or transferred, directly or indirectly, for use in the Voronoi Territory.”

3.
Section 4.1 of the Agreement is hereby amended and restated as follows:

“Overview. Except as expressly set forth in this Article IV, each Party, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole right and responsibility for the Development of Licensed Products within its respective Territory and shall bear all of the costs and expenses incurred in connection therewith, provided that ORIC shall be responsible for all costs incurred by ORIC associated with the conduct of Clinical Studies by or under the authority of ORIC at the clinical sites in the Voronoi Territory as set forth in Exhibit 4.8.”

4.
Section 4.8 of the Agreement is hereby amended and restated as follows:

“Neither Party shall conduct any Clinical Study in the other Party’s Territory without the prior written approval of the other Party. Notwithstanding the foregoing, Voronoi agrees that ORIC may also conduct, and authorize the conduct of, the Clinical Study entitled “ORIC-114-01: An Open-Label, Phase 1/2 Study of ORIC-114 as a Single Agent or in Combination with Chemotherapy in Patients with Advanced Solid Tumors Harboring an EGFR or HER2 Alteration”, also known as the ORIC-114 Study, at each of the clinical sites in the Voronoi Territory listed on Exhibit 4.8, as may be updated from time to time upon the mutual agreement of the Parties. To the extent ORIC desires to conduct additional Clinical Studies at clinical sites in the Voronoi Territory, Exhibit 4.8 shall, upon the mutual agreement of the Parties, be updated to include such additional Clinical Studies and clinical sites in the Voronoi Territory. In the event ORIC discontinues the performance of Clinical Studies in the Voronoi Territory pursuant to this Section 4.8 prior to their completion, the Parties shall discuss in good faith Voronoi assuming responsibility for the further performance of such Clinical Studies at Voronoi’s sole cost; provided that, any transfer or assignment of necessary Regulatory Filings or Regulatory Approvals shall also be at Voronoi’s sole cost.”

5.
The first sentence of Section 4.9(a) of the Agreement is hereby amended and restated as follows:

“Overview. ORIC, directly and/or through its Affiliates and/or one or more Third Parties, shall have the sole right to seek and attempt to obtain all Regulatory Approvals for Licensed Products in the Field in the ORIC Territory and, as between the Parties, ORIC or its Affiliate shall own all Regulatory Filings, including all MAAs and Regulatory Approvals, for Licensed Products in the Field (i) in the ORIC Territory and (ii) in the Voronoi Territory, to the extent such Regulatory Filings were made by or under the authority of ORIC and relate to any Clinical Study conducted by or under the authority of ORIC in the Voronoi Territory pursuant to Section 4.8. […]”

6.
Section 4.9(c)(i) of the Agreement is hereby amended and restated as follows:

“ORIC shall be solely responsible for liaising with and managing, directly and/or through its Affiliates and/or one or more Third Parties, all interactions with Regulatory Authorities (i) in the ORIC Territory and (ii) in the Voronoi Territory, to the extent such interactions relate to any Clinical Study conducted by or under the authority of ORIC pursuant to Section 4.8; in each case of (i) and (ii), including with respect to all associated Regulatory Filings for Licensed Products.”

7.
The first and second sentences of Section 4.12(a) of the Agreement are hereby amended and restated as follows:

“Each Party shall be responsible for all pharmacovigilance activities associated with Licensed Products in its respective Territory, including filing all reports required to be filed in order to maintain any IND for Licensed Products filed by or under the authority of such Party, and/or any Regulatory Approvals granted for Licensed Products, in its Territory (including reporting of adverse drug experiences, product quality complaints and safety data relating to Licensed Products in its Territory); provided that, ORIC shall be responsible for all pharmacovigilance activities associated with Licensed Products arising from Clinical Studies conducted in the Voronoi Territory by or under the authority of ORIC pursuant to Section 4.8. Each Party shall promptly notify the other Party with respect to any material changes or material issues that may arise in connection with any IND for a Licensed Product filed by or under the authority of the first Party, and/or any Regulatory Approvals for a Licensed Product, in any country within its Territory or, in the case of ORIC, any IND filed by or under the authority of ORIC for a Licensed Product in the Voronoi Territory as permitted pursuant to Section 4.9(a).”

8.
Section 4.14 shall be added to the Agreement:

“4.14 Voronoi Access to clinical data derived from ORIC Clinical Studies conducted in the Voronoi Territory. ORIC, its Affiliates or Sublicensees shall, upon Voronoi’s request, furnish to Voronoi, its Affiliates, and licensees clinical data derived from Clinical Studies conducted by ORIC in the Voronoi Territory pursuant to Section 4.8 solely for the purpose of Voronoi, its Affiliates, and licensees referencing any such clinical data in its Regulatory Filings in the Voronoi Territory related to Licensed Products or, if applicable, Companion Diagnostics.”

9.
Section 9.3(f) of the Agreement is amended and restated as follows:

“disclosure in Regulatory Filings (i) in the ORIC Territory and (ii) in the Voronoi Territory, related to Clinical Studies conducted or to be conducted by or under the authority of ORIC in the Voronoi Territory pursuant to Section 4.8 that the Receiving Party has the right to make under this Agreement;”

10.
Clause (a) of Section 14.1 of the Agreement is hereby amended and restated as follows:

“(a) the Development or Commercialization of any Licensed Product by ORIC, its Affiliates or Sublicensees in the ORIC Territory or the conduct of any Clinical Study by or under the authority of ORIC in the Voronoi Territory pursuant to Section 4.8,”

11.
The second sentence of Section 14.5(a) of the Agreement is hereby amended and restated as follows:

“Voluntary and Mandatory Recalls; Decision-Making. […] As between the Parties, ORIC shall control and coordinate all activities that ORIC reasonably believes to be necessary in connection with such recall or withdrawal of a Licensed Product in (a) the ORIC Territory or (b) in the Voronoi Territory, if such recall or withdrawal of a Licensed Product is related to any Clinical Study conducted by or under the authority of ORIC in the Voronoi Territory pursuant to Section 4.8, including making all contact with relevant Regulatory Authorities, and Voronoi shall control and coordinate all activities that Voronoi reasonably believes to be necessary in connection with such recall or withdrawal of a Licensed Product in the Voronoi Territory, including making all contact with relevant Regulatory Authorities; provided, however, that each of ORIC and Voronoi shall provide the other Party with reasonable advance notice of any voluntary recall or withdrawal of a Licensed Product in its Territory or, in the case of ORIC and to the extent ORIC is permitted to do so pursuant to this Section 14.5(a) above, in the Voronoi Territory (and to the extent practicable, of any recall or withdrawal of a Licensed Product in its Territory ordered by a Regulatory Authority or court), and in any event shall keep the other Party promptly and fully informed of any such recall or withdrawal and shall consider in good faith any comments of the other Party in connection with any aspect of the management of any such recall.”

12.
Exhibit 4.8 is hereby added to the Agreement:

Exhibit 4.8

Clinical Sites in Voronoi Territory

Hong Kong:

Principal Investigators: Tony Mok and Herbert H F Loong

Location: The Chinese University of Hong Kong

Taiwan:

Principal Investigator: Chia-Chi (Josh) Lin

Location: National Taiwan University Hospital, Taipei, Taiwan

13.
The Parties acknowledge and agree that, as of the Amendment No. 1 Effective Date, there are no additional Development and Research Costs being incurred and to be shared between the Parties pursuant to Section 7.6(a) and accordingly, neither Party has any further obligations to make any payments to the other Party related to development and Research Costs under Section 7.6. In addition, references in Article 5 with respect to (a) ORIC’s manufacturing rights for Development in the ORIC Territory (or ORIC’s respective Territory, as the case may be) or (b) ORIC’s rights to obtain from Voronoi supply of Licensed Compounds and/or Licensed Products, shall include for the purposes of Development activities related to any Clinical Study conducted by or under the authority of ORIC in the Voronoi Territory pursuant to Section 4.8.
14.
Except as expressly set forth in this Amendment No. 1, all other terms and conditions of the Agreement shall remain in full force and effect.
15.
This Amendment No. 1 and all questions regarding its validity or interpretation, or the breach or performance of this Amendment No. 1, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S.A., without reference to conflict of law principles. The Parties hereby agree that the provisions of the

United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Amendment No. 1 and are strictly excluded.
16.
This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures to this Amendment No. 1 delivered by facsimile or similar electronic transmission will be deemed to be binding as originals. This Amendment No. 1 is established in the English language. Any translation in another language shall be deemed for convenience only and shall never prevail over the original English version.

(signature page follows)

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their respective representatives thereunto duly authorized as of the Amendment No. 1 Effective Date.

VORONOI inc.	ORIC PHARMACEUTICALS, INC.
By: __________________________	By: _________________________
Name: Hyuntae Kim	Name: Christian V. Kuhlen
Title: Chief Executive Officer	Title: General Counsel